Exhibit 2.3

CERTIFICATE OF AMENDMENT

TO THE CERTIFICATE OF INCORPORATION

OF

INSTITUTE FOR WEALTH HOLDINGS, INC.

This Certificate of Amendment of Institute for Wealth Holdings, Inc., a Delaware corporation, file number 4595167 (the “Corporation”) duly organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that:

1.	At a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth proposed amendments to the Certificate of Incorporation of the Corporation, declaring said amendments to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The resolution setting for the proposed amendments is as follows:

RESOLVED FURTHER, that the Certificate of the Corporation be, and hereby is, amended by amending the first paragraph of the Article thereof numbered “Article Four” in its entirety to state as follows:

“The Corporation shall have authority to issue two classes of stock, and the total number authorized shall be fifty million (50,000,000) shares of Common Stock, par value $0.001, and ten million (10,000,000) shares of Preferred Stock, par value $0.001. A description of the different classes of stock of the Corporation and a statement of the designations and the powers, preferences and rights, and the qualifications, limitation or restrictions thereof, in respect of each such stock are as follows:”

2.	In lieu of taking such action at a special meeting, the shareholders of the Corporation holding the requisite number of shares as required by statute waived all requirements as to notice of a meeting and consented to the adoption of the resolutions above in accordance with Section 228(a) of the General Corporation Law of the State of Delaware.

3.	The above amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by a duly authorized officer this the 14th day of July, 2017.

INSTITUTE FOR WEALTH HOLDINGS, INC.

By:	/s/ Dewey M. Moore
D.M. “Rusty” Moore, Chairman/CEO